Exhibit 99.2

For Immediate Release

Xplore Holds Investor Presentation Meetings in New York City

Austin, TX – April 23, 2008 – Xplore Technologies Corp. (OTCBB: XLRTF) (“Xplore” or the “Company”) announced today that it will hold investor presentation meetings in New York City to provide investors with an update on its progress towards meeting strategic objectives.  The meetings will be held at the Harvard Club, 35 W. 44th Street, on June 5, 2008 from 4:30 p.m. to 6:30 p.m. and on June 6, 2008 from 8:00 a.m. to 10:00 a.m.  The Company has mailed a letter to its shareholders announcing the meetings and providing them with a summary of some of the topics to be covered.  A copy of this letter is available on the Company’s web site, www.xploretech.com, click on Xplore Investor Presentations on the home page.

If you would like to attend one of the meetings, please register and verify seating availability with Ms. Lucy Sorensen by email at lsorensen@sgphoenix.com.  Please include your name, address, phone number and your preferred choice of meeting to attend.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:
Martin Janis & Company, Inc. Beverly Jedynak Tel: (312) 943-1100 Email: b.jedynak-janispr@worldnet.att.net